Phone +41 44 444 35 55
Fax +41 44 444 35 35
www.bdo.ch

BDO Visura International AG
Fabrikstrasse 50
8031 Zürich

Letter Regarding Change in Accountants for Form 8-K

May 15, 2015

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 4, 2015, to be filed by our former client, MNP Petroleum Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO Visura International AG

/s/ Christoph Tschumi
Christoph Tschumi

/s/ ppa. Peter Wu
ppa. Peter Wu